Exhibit 10.10

Cloud Computing Technical services Cooperation Agreement

Party A: Shanghai Xiao-i Robot Technology Co., Ltd.
Address: 1F, No. 383, Lane 1555, West Jinshajiang Road, Jiading District, Shanghai

Party B: Beijing BLANSTAR Technology Co., Ltd.
Address: 819, 8F, North Wing, Zhuangsheng Square, No. 10, Xuan Wu Men Wai Street, Xicheng District, Beijing
Contact Person: Hu Jun

In order to improve Party A’s informatization and digitization capability, Party A and Party B, through friendly negotiation, enter into this Agreement on the principle of equality and mutual benefit in accordance with the provisions of the Civil Code of the People’s Republic of China and other relevant laws, regulations and other normative documents.

1.	Services Include:

1.1.	Party A agrees to adopt the cloud computing technical services provided by Party B, and Party B shall provide complete solutions and technical services according to Party A’s requirements.

1.2.	The cloud computing technical services provided by Party B to Party A refer to the system services (composed of various products and services including computing, storage, network, security, management and cloud database) to meet the different needs of Party A’s various websites, applications and other products/services.

1.3.	The types, service standards, usage rules, settlement methods (including but not limited to prepayment, post-payment, etc., the same down below) and billing standards of cloud computing technical services provided by Party B shall collectively referred to as “service rules”.

1.4.	Party A and Party B may adjust the service rules of cloud computing technical services stipulated herein upon mutual agreement and confirm this by signing a supplementary agreement.

1.5.	Party B is a neutral technical support and service provider, who only provides cloud computing and other technical services to Party A. As for Party A’s website, applications, any other products, services and related contents shall be developed and operated solely by Party A and assume all responsibilities.

2.	Standard Rates

2.1.	The charging standard of cloud computing technical services shall be confirmed by both parties in writing (see Attachment I).

2.2.	When Party A uses the cloud computing technical services provided by Party B, as for the expenses, the actual bill shall prevail (see Attachment I).

3.	Payment Pattern

3.1.	Party A and Party B shall settle the service fees for the previous quarter before the 20th of the month following the end of each quarter. When both parties have confirmed the current settlement value, Party B shall provide Party A with a VAT special invoice. Party A shall pay the current expenses within 3 working days after receiving the invoice.

3.2.	Party A shall transfer the current expenses confirmed by both parties to the bank account designated by Party B by wire transfer.

4.	Rights and Obligations of Party A

4.1	Party A promises to strictly abide by relevant regulations and administrative rules and regulations such as the administrative measures for Internet information service, the administrative measures for the security protection of computer information network and the administrative provisions for Internet electronic announcement service, and shall not use the services provided by Party B to engage in activities that endanger national security, disclose state secrets, violate laws and commit crimes, or hinder social order. If Party A violates the provisions of the above national laws and regulations, Party A shall be responsible for all the consequences.

4.2	If Party A engages in business Internet information services, it shall strictly follow the provisions of the management measures for business Internet filing. Party A promises and confirms that all the filing information submitted is true and effective. When the filing information provided is changed, it shall timely submit the updated information to the filing system. If the filing information is inaccurate due to the failure to update in time and Party A fails to correct it within a reasonable period after Party B’s notice, Party B has the right to take such closing measures as stopping the provision of custody services and disconnecting network access according to law.

4.3	Party A shall submit the original of the above qualification certificates and materials to Party B for review in accordance with this Agreement and the attachment, and submit the copies (with Party A’s official seal or special seal for contract) for Party B’s retention. Party A guarantees that the documents and materials provided are true, legal, effective and complete.

4.4	If Party A needs to make business changes, it shall submit an application 15 days in advance. If Party A requests to terminate part or all of the services in advance, it shall notify Party B in writing 30 days in advance. This Agreement shall be terminated upon the expiration of the termination time specified in the written notice and Party A shall not bear any responsibility. Both parties agree that if Party A increases or decreases the amount of resource rent during the validity of the contract, it shall be negotiated and confirmed in writing by both parties, which shall be used as the basis for charging the amount of resource rent and no supplementary agreement shall be signed.

4.5	Party A has the right to use the IP address assigned by Party B. If Party A no longer uses the hosting service provided by Party B, the right to use the relevant IP address shall be taken back by Party B. Party A shall not unilaterally change the IP address assigned by Party B, and shall not conduct acts that maliciously affect the network operation, including but not limited to modifying the routing table using static ARP.

5.	Rights and Obligations of Party B

5.1.	Party B promises to have the legal qualification to provide the services agreed in this agreement. As an Internet value-added telecom service provider, i.e. an Internet data center and an Internet access service licensing unit, Party B holds an ISP / IDC / CDN business license issued by the Ministry of industry and information technology.

5.2.	Party B is responsible for providing Party A with 7x24 hour response, technical support and maintenance services. Acceptance contact person: Huo Xingyu. In case of network failure, Party B shall respond within 15 minutes and handle it in time.

5.3.	Party B promises to keep Party A’s data confidential (including but not limited to the stored information, IP address, bandwidth usage, etc.) and not disclose it to a third party or seek benefits from it. Otherwise, Party B shall compensate Party A for all losses caused thereby.

5.4.	Unless otherwise agreed in writing by both parties, the intellectual property rights of any materials, software, data, etc. uploaded by Party A have nothing to do with Party B, and Party B has no right to copy, disseminate, transfer, license or provide others, otherwise it shall bear corresponding responsibilities.

5.5.	When Party A uses the services under this agreement, in case of any violation of relevant national laws, regulations and provisions of national competent authorities, Party B has the right to notify Party A to make timely correction. If Party A still refuses to make correction after receiving the written notice from Party B, Party B has the right to immediately stop providing relevant services to Party A, or depending on the seriousness of the case, Party B has the right to terminate the agreement.

5.6.	Party B, including Party B’s employees, shall not disclose any information such as technology and business secrets obtained through the performance of this agreement to any third party, otherwise, Party B shall compensate all losses caused to Party A.

5.7.	Party B shall ensure that its cloud services to Party A under this Agreement do not infringe upon the legitimate rights and interests of any third party. If a third party makes a complaint to Party A, Party B shall solve it in the first time to ensure that Party A’s rights and interests are not infringed. Party A has the right to terminate this Agreement and require Party B to bear all losses caused to Party A.

6.	Term of the Agreement and Modification

6.1.	This agreement is valid from January 1, 2021 to December 31, 2022.

6.2.	One month before the expiration of this agreement, the parties shall negotiate the renewal of this agreement.

6.3.	This Agreement shall come into force after the parties affix their official seals or special seals for the contract, and shall be retroactive and continue to the period specified in Article 6.1. All supplementary agreements and amendments related to this Agreement shall be valid only after being sealed and confirmed by both parties. If there is no official seal or special seal for the contract, the parties to the contract will not recognize it if only the person in charge or the contact person of both parties signs.

7.	Governing Law and Dispute Resolution

7.1.	The establishment, signing, validity, interpretation, performance, modification, termination and dispute settlement of this Agreement shall be governed by the laws of the People’s Republic of China.

7.2.	If any provision of this Agreement becomes illegal, invalid or unenforceable at any time without fundamentally affecting the effectiveness of this agreement, other provisions of this Agreement shall not be affected.

7.3.	Any dispute related to this Agreement shall be settled by both parties through friendly negotiation. If the negotiation fails, both parties agree to bring a lawsuit to the people’s court where the defendant is located.

8.	Confidentiality

8.1.	Either party shall keep confidential the other party’s confidential data and information (hereinafter referred to as “confidential information”) known by signing or performing this agreement within the confidentiality period of the agreement. Without the written consent of the other party, neither party shall disclose, provide or transfer the contents of the agreement and confidential information of the parties to any other party that is not the subject of the agreement. Any party’s failure to perform the obligations of this confidentiality clause shall be deemed as a breach of contract, and the non-breaching party shall have the right to immediately terminate the agreement and investigate the liability of the breaching party for breach of contract.

8.2.	After the expiration or termination of this agreement, if the provider of confidential information makes a written request to the recipient, the recipient shall return to the provider or destroy any business documents, data, software, customer data and other confidential information related to this Agreement as required, and shall not continue to use such confidential information.

8.3.	The confidentiality period is within the validity period of the agreement and 5 years after the termination.

9.	Liability for Breach of Contract

9.1.	If either party fails to perform its obligations under this agreement or fails to perform its obligations in accordance with this agreement, it shall be deemed as a breach of contract, and shall stop the breach and bear the liabilities for breach of contract such as continuing performance, taking remedial measures or compensating for losses.

9.2.	If any party causes losses to the other party and / or the third party due to its own reasons during the performance of this agreement, it shall be responsible for handling and bear the liability for compensation.

9.3.	Except for the service interruption of this Agreement caused by Party A and force majeure, Party B shall pay liquidated damages to Party A at the rate of 1 ‰ of the settlement amount of the current quarter for each day of interruption. If it is overdue for more than 5 days, Party A has the right to terminate this Agreement and require Party B to pay liquidated damages according to the above standards. If the liquidated damages are insufficient to make up for Party A’s losses, Party B shall compensate Party A for all losses.

9.4.	The “loss” mentioned in this agreement includes the actual loss, the benefits that can be obtained after the performance of the contract, the legal fees, arbitration fees, reasonable investigation fees, lawyer fees and other relevant legal fees.

10.	Miscellaneous

10.1.	For matters not covered in this agreement, both parties may sign a supplementary agreement, which has the same legal effect as this agreement.

10.2.	The attachment to this agreement is an integral part of this Agreement and has the same legal effect as the text. In case of any conflict between the attachment of this Agreement and the text, the text shall prevail.

10.3.	This agreement is made in quadruplicate, with each party holding two copies.

(The remainder of this page is intentionally left blank, it’s the signature page)

Party A: Shanghai Xiao-i Robot Technology Co., Ltd.

Legal Representative or Authorized Representative:

Date:

Party B: Beijing BLANSTAR Technology Co., Ltd.

Legal Representative or Authorized Representative:

Date:

Attachment I: Tariff and bill confirmation

Purchaser: Shanghai Xiao-i Robot Technology Co., Ltd.

Provider: Beijing BLANSTAR Technology Co., Ltd.

Settlement Period：

Currency: RMB

Invoice: 6% VAT Special Invoice

Cloud Computing Technical Services
Order Number	Service directory	dispose		Service	Unit Price	Quantity	Cloud Service
1	Cloud Service	vCPU	Internal Storage	store
		176	352	1	35000
2	Bandwidth	1000Mbps			15000
3	Security	Firewall, IPS, anti-virus, network audit, anti-dd0s, WAF, vulnerability scanning, log audit, fortress machine, host security, web page anti modification and other security services			58000
4	Subtotal
5	Settlement Period
6	Current Total Settlement

Remarks:

1.	Billing Information of Party A

Name:	Shanghai Xiao-i Robot Technology Co., Ltd.
TIN:	91310000692998798F
Address:	7th floor, No. 398, Lane 1555, West Jinshajiang Road, Jiading District, Shanghai